Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-79775), Form S-8 (File No. 333-86320) and Form S-8 (File No. 333-95997) of Lithium Technology Corporation of our report dated April 15, 2005, relating to the financial statements, which appears in this Form 10-KSB.

BDO Siedman, LLP

Woodbridge, New Jersey
May 13, 2005